Exhibit 99.1

Across America begins funding for MDJ Development on Goddard Schools

Denver, Colorado (February 26th, 2007) — Across America Real Estate Corp. (AARD.OB) has closed on their first project with MDJ Development to provide financing on the development of a new Goddard School in San Antonio, TX. This deal marks the first of several projects planned between these companies with a number of future Goddard Schools expected over the next year.

Goddard Systems, Inc., headquartered in King of Prussia, Pennsylvania, currently licenses over 200 schools in at least 32 states. They are the #1 Childcare franchise in the country, on the Franchise Times list of Top 50 Worldwide Up & Comers, and growing by 50 schools per year.

Across America Real Estate, based in Denver, CO, provides 100% financing for developers of major brands. They have projects with Starbucks, Family Dollar, Checker, Lone Star, and other national companies to support retail expansion.

MDJ Development, based in San Antonio, TX, is dedicated to providing the highest-class development service to retail customers. The firm’s focus is on leasing turn-key buildings or build-to-suits that meet the specific needs of the client.

“Across America has quickly become a great addition to our partnership with Goddard Schools,” said MDJ Development President, Michael Johnson. “They have provided the 100% financing and a lending solution footprint to easily replicate for future retail developments.”

“We are extremely excited to be a part of this team of Goddard Schools and MDJ Development,” said Across America CEO, Ann Schmitt. “Goddard Schools means working with the best childcare franchise in the country and MDJ Development gives us a well accomplished strategic development partner for many future deals.”

About Across America Real Estate Corp.

Based in Denver, Colorado, Across America Real Estate Corp. (AARD.OB) partners with national retailers and their developers to provide 100% financing for rapid retail expansion. The Company operates in the niche that is small pad retail market in the commercial real estate industry. Across America provides guidance and creates financing solutions for increasing retail productivity and profit. Please visit us at our website www.aard.us

For more information please contact:

Doug Backman
DB Marketing Ltd.
303 468-3974
doug@dbmarketingltd.com

This press release may contain certain information about Across America’s business prospects and financial projections. These are only prospects and projections based upon good faith current expectations by the management of Across America. This information is based on assumptions as to future events that are inherently uncertain and subjective. Across America makes no representation or warranty as to the attainability of such assumptions or as to whether future results will occur as projected. You are expected to conduct your own investigation with regard to Across America and its prospects. Across America assumes no obligation to update the information in this press release.